Exhibit 10.9

     THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS THERE IS (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT RELATED THERETO, (ii) AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, (iii) RECEIPT OF A NO-ACTION LETTER FROM THE APPROPRIATE GOVERNMENTAL AUTHORITY(IES), OR (iv) AN EXEMPTION THEREFROM UNDER RULE 144 (OR ANY SUCCESSOR PROVISION) OF THE ACT.

WARRANT TO PURCHASE
[____________________] SHARES OF COMMON STOCK OF
BANKWEST NEVADA CORPORATION

     This certifies that [                              ] (the “Initial Holder”), or its registered transferee, successor or assignee (each, a “Holder”), for value received, is entitled to purchase at the Exercise Price (as defined below) from Bank West Nevada Corporation, a Nevada corporation (the “Company"), up to [                              (                    )] fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), subject to adjustment pursuant to Section 4 and the terms and conditions set forth herein. This Warrant shall be exercisable during the period beginning on [— —] ___, 2002 until the Expiration Date (as defined below).

     As used herein, (a) the term “Issue Date” shall mean [                    ]      , 2002, (b) the term “Expiration Date” shall mean the earlier of the date upon which all Warrant Shares shall have been exercised or [January]           , 2010, (c) the term “Exercise Price” shall mean $22.85, subject to adjustment pursuant to Section 4, and (d) the term “Stock Purchase Agreement” shall mean that certain Common Stock and Warrant Purchase Agreement dated as of July 31, 2002 among the Company, William S. Boyd, Trustee of the William S. Boyd Trust and certain investors including the Initial Holder. This Warrant is being issued pursuant to the Stock Purchase Agreement.

          1. Exercise; Issuance of Certificates; Acknowledgement. This Warrant may be exercised, in whole or in part, for shares of Common Stock (but not for a fraction of a share) upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with (i) the Form of Subscription attached as Exhibit A hereto duly completed and executed, (ii) payment pursuant to Section 2 of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions of this Warrant, and (iii) any documents reasonably requested by the Company to be executed by the Holder. The shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder, as the record owner of such shares, as of the close of business on the date of exercise. Certificates for the shares of the Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder and shall be registered in the name of such Holder. In case of a purchase of less than all the Warrant Shares, the Company shall execute and deliver to Holder within five (5) business days after the date of exercise an Acknowledgement in the form attached as Exhibit B indicating the number of Warrant Shares which remain subject to this Warrant, if any.

          2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid either (i) by check or wire transfer of immediately available funds or (ii) by surrender of a number of Warrant Shares which have a fair market value equal to the aggregate purchase price of the Warrant Shares being purchased (“Net Issuance”) as determined herein. If the Holder elects the Net Issuance method of payment, the Company shall ) issue to Holder upon exercise a number of shares of Warrant Shares determined in accordance with the following formula:

Y(A-B)
X=
A

     where: X = the number of Warrant Shares to be issued to the Holder;

          Y = the number of Warrant Shares with respect to which the Holder is exercising its purchase rights under this Warrant;

          A = the Fair Market Value (as defined below) of one (1) Warrant Share on the date of exercise; and

          B = the Exercise Price on the date of exercise.

     No fractional shares arising out of the above formula, or otherwise arising out of the exercise of this Warrant, shall be issued. The Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the Fair Market Value of one share of the Warrant Shares on the date of exercise. The term “Fair Market Value” of one (1) share of the Warrant Shares shall mean (a) if the Common Stock is then traded on a national securities exchange or Nasdaq, the average of the closing prices of such Common Stock on such exchange over the ten (10) trading day period (or portion thereof) ending three (3) trading days prior to the date of exercise, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible, (b) if the Common Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of such Common Stock over the ten (10) trading day period (or portion thereof) ending three (3) trading days prior to the date of exercise, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible, or (c) if there is no active public market for the Common Stock, the fair market value thereof as determined in good faith by the Board of Directors of the Company, multiplied by the number of shares of Common Stock into which each share of the Warrant Shares is then convertible.

          3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued shares of Common Stock or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. If at any time prior to the Expiration Date the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the rights represented by this Warrant, the Company will take such corporate action, subject to receipt of any required stockholder approval, as may be necessary to increase its authorized but unissued shares of Common Stock as shall be sufficient for such purpose.

          4. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

               4.1 Stock Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, pays a dividend or distribution payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such dividend or distribution.

               4.2 Stock Splits or Combinations. In the event the Company shall at any time split or subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and in the event the outstanding shares of the Common Stock of the Company shall be combined or reverse split into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

               4.3 Reclassification. In the event of any reclassification, change or conversion of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination described in Section 4.2), then the Company shall take all necessary actions (including but not limited to executing and delivering to the Holder of this Warrant an additional Warrant or other instrument, in form and substance satisfactory to the holder of this Warrant) to ensure that the Holder of this Warrant shall thereafter have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or conversion by a holder of the number of shares of Common Stock then purchasable under this Warrant. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4.3 shall similarly apply to successive reclassifications, changes and conversions.

               4.4 Consolidation, Merger or Sale. In the event of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction in which in excess of 50% of the Company’s voting power is transferred, or any sale of all or substantially all of the assets of the Company (any such transaction being hereinafter referred to as a “Reorganization”), then the Company will have the right to cancel this Warrant provided that, upon the consummation or effective date of such Reorganization, the Holder will receive, in lieu of this Warrant, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the date of such Reorganization if such Holder had exercised this Warrant immediately prior thereto pursuant to the Net Issuance provisions of Section 2 and this Warrant had been exercisable for all of the Warrant Shares as of the date of such Reorganization.

               4.5 Notice of Adjustment. Upon any adjustment provided for under -this Section 4, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Exercise Price resulting from such adjustment and the increase, decrease or change, if any, in the number or type of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

               4.6 Other Notices. If at any time:

                    (1) the Company shall declare any cash dividend upon its Common Stock;

                    (2) there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

                    (3) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or public offering, at least ten (10) days prior written notice of the date when the same shall take place; provided, however, that the Holder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

          5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the exercise of the Holder’s right to purchase the Warrant Shares. No cash dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby until, and only to the extent that, this Warrant shall have been exercised.

          6. Transfer. Subject to compliance with applicable laws, this Warrant and all rights hereunder may be transferred by a Holder, in whole or in part, to the extent this Warrant is exercisable, only to an affiliate (as such term is defined under Rule 405 of the Act) of such Holder. Any such transfer to an affiliate shall be made upon surrender of this Warrant together with a written request for transfer confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10 by giving the other party written notice of the new address in the manner set forth above.

          7. Representations and Warranties of Holder. Holder hereby agrees, represents and warrants as follows: (i) Holder is acquiring this Warrant and any Warrant Shares issuable hereunder (collectively, the “Securities”) solely for its own account for investment and not with a view to or for sale or distribution of the Securities or any portion thereof in violation of the Act; (ii) Holder is an “accredited investor” within the meaning of Rule 501 under the Act, as presently in effect; (iii) the entire legal and beneficial interest of the Securities is being acquired for, and will be held for the account of, Holder only and neither in whole nor in part for any other person, except for such transfer of any of the Securities as may be permitted hereunder; (iv) Holder either (a) has a prior business relationship with the Company and/or its officers and directors, or (b) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company, and who are not compensated by the Company, has the capacity to protect its own interests in connection with its acquisition of the Securities; and (v) the transaction under which Holder is acquiring the Securities has not been registered under the Act and the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

          8. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

          9. Modification and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Warrants representing at least a majority of the aggregate number of Warrant Shares then issuable upon exercise of this Warrant. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, the Holder and the holders of all Warrants issued pursuant to this Warrant.

          10. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall prompts obligations made herein), as may be reasonably required or desirable to carry out or to perform the provisions of this Warrant and to consummate and make effective as promptly as possible the transactions contemplated by this Warrant.

          11. Titles and Subtitles; Governing Law; Venue. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this agreement. This Warrant is to be construed in accordance with and governed by the internal laws of the State of Nevada without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Warrant shall be resolved exclusively by the state and federal courts located in the State of Nevada, and each of the Company and the

Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

          12. Counterparts. This Warrant may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          13. Charges, Taxes and Expenses. Issuance of certificates for shares upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense with respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

          14. Redemption. This Warrant is not redeemable by the Company.

          15. Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person, and otherwise fulfilling, or causing the fulfillment of, the various obligations made herein), as may be reasonably required or desirable to carry out or perform the provisions of this Warrant and to consummate and make effective as promptly as possible the transactions contemplated by this Warrant.

[Signatures on following page]

     IN WITNESS WHEREOF, the Company and the Initial Holder have caused this Warrant to be duly executed by its officers, thereunto duly authorized, as of the date first above written.

BANKWEST NEVADA CORPORATION	[	]

By:	By:

Name:

President and Chief Executive Officer	Its:

By:	By:

Name:

Chief Financial Officer	Its:

Address and Facsimile Number for Notice:	Address and Facsimile Number for Notice:

BankWest Nevada Corporation	[	]

Fax:	Fax:

With a copy to:	With a copy to:
Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, CA 90013-1024

Attn: Henry Fields, Esq.

Fax: (213) 892-5454

SCHEDULE OF WARRANT HOLDERS AS OF MARCH 31, 2005

Name	Warrants Outstanding
Robert G. Sarver Separate Property Trust	966,087
Robert & Penny Sarver Family Trust	34,137
Vulture II Corp (Robert Sarver)	13,656
Steven Hilton	68,274
Paul L. Baker	68,274
Duane Froeschle	44,381
James Lundy	34,137
Richard Krivel	34,137
Francis Najafi	23,895
Thomas Sullivan, Jr.	17,067
Rogers Holdings LLP	27,312
R. Luther Olsen	13,656
Dennis Miller	3,414
Brian Middleton	13,656
Mark Schlossberg	13,656
Lowell Rothschild	10,242
Doug Clark	10,242
Michael Markham	6,828
John J. Tull	6,828
Edward Berger Sep. Prop. Trust	13,656
Irwin Pasternack	6,828
Price, Kong & Co. CPAs	5,463
Anthony Kong	1,365
Betty Anne Krause	3,414
Scott Douglas	3,414

TOTAL	1,444,019